Exhibit 99.3

IRONPLANET HOLDINGS, INC.

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016

Gross revenue (including related party gross revenue of $717 and $652 for the three months ended March 31, 2017 and 2016, respectively)	$30,045	$37,154
Customer equity incentives	—	(6,295)
Total revenue	30,045	30,859
Cost of revenue	10,261	10,234
Gross profit	19,784	20,625
Operating expenses:
Sales and marketing	10,769	11,508
Technology	1,175	1,033
General and administrative	9,281	6,571
Amortization of intangible assets	1,314	1,741
Total operating expenses	22,539	20,753
(Loss) income from operations	(2,755)	52
Interest expense	(543)	(570)
Other expense, net	(211)	(216)
Net loss before taxes	(3,509)	(734)
Income tax (benefit) provision	(226)	91
Net loss	$(3,283)	$(825)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016

Net loss	$(3,283)	$(825)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of tax of $0	105	812
Interest rate swap:
Gain (loss) recognized in accumulated other comprehensive loss	10	(213)
Reclassification to earnings	13	33
Interest rate swap, net of tax of $0	23	(180)
Other comprehensive income,, net of tax	128	632
Comprehensive loss	$(3,155)	$(193)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash	$83,504	$74,689
Accounts receivable, net of allowance for doubtful accounts	21,006	6,362
Accounts receivable – related parties	3	3
Prepaid expenses and other current assets	3,685	3,992
Seller advances	2,014	7,395
Inventory	2,409	2,535
Restricted cash	3,000	3,000
Total current assets	115,621	97,976
Property and equipment, net	6,097	6,359
Goodwill	55,018	55,018
Intangible assets, net	26,283	27,597
Deposits and other assets	772	756
Total assets	$203,791	$187,706
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,271	$1,514
Accrued liabilities	14,772	12,577
Warrants on convertible preferred stock	5,574	5,325
Customer deposits	3,670	3,729
Marketplace payables	57,936	42,737
Marketplace payables – related parties	1,181	639
Current portion of long-term debt	3,972	3,972
Total current liabilities	89,376	70,493
Deferred tax liability	827	888
Long-term debt	31,094	32,008
Total liabilities	121,297	103,389
Commitments and contingencies
Convertible preferred stock, $0.00001 par value – 86,270,621 shares authorized; 66,908,776 shares issued and outstanding ; aggregate liquidation preference of $113,536	143,524	143,524
Stockholders’ (deficit) equity:
Common stock, $0.00001 par value as of March 31, 2017 and December 31, 2016 – 138,729,379 shares authorized;19,555,548 and 18,149,593 shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Additional paid-in capital	56,472	46,916
Unissued customer equity incentive shares	—	8,224
Accumulated other comprehensive loss	(3,448)	(3,576)
Accumulated deficit	(114,054)	(110,771)
Total stockholders’ deficit	(61,030)	(59,207)
Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$203,791	$187,706

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities
Net loss	$(3,283)	$(825)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,963	2,250
Stock-based compensation	1,254	584
Amortization of debt issuance costs	86	91
Changes in fair value of convertible preferred stock warrant liability	249	183
Gain on disposal of property and equipment	(29)	—
Customer equity incentives	—	6,295
Changes in operating assets and liabilities
Accounts receivable	(14,600)	(32,418)
Accounts receivable – related parties	—	(30)
Prepaid expenses and other current assets	344	(220)
Seller advances	5,387	18,234
Inventory	126	248
Restricted cash	—	(1,708)
Deposits and other assets	7	224
Accounts payable	747	1,925
Accrued liabilities	2,187	2,204
Customer deposits	(61)	102
Marketplace payables	15,130	35,690
Marketplace payables – related parties	542	1,077
Deferred tax	(61)	118
Net cash provided by operating activities	9,988	34,024
Cash flows from investing activities
Purchases of property and equipment	(392)	(1,098)
Proceeds from the sale of property and equipment	40	—
Proceeds from the sale of investment	—	1,185
Net cash (used in) provided by investing activities	(352)	87
Cash flows from financing activities
Proceeds from issuance of common stock upon exercise of stock options	78	275
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	1,147
Payment of debt	(1,000)	(524)
Payments of initial public offering costs	—	(1,052)
Net cash used in financing activities	(922)	(154)
Effect of exchange rate changes on cash	101	552
Net increase in cash	8,815	34,509
Cash, beginning of period	74,689	55,232
Cash, end of period	$83,504	$89,741

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (continued)

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016

Supplemental disclosure of cash flow information
Cash paid for taxes	$9	$10
Interest paid	$457	$512

Supplemental disclosure of non-cash investing and financing activities
Purchases of property, plant and equipment in accounts payable and accrued liabilities	$4	$5
Deferred initial public offering costs in accounts payable and accrued liabilities	—	827
Issuance of common stock earned by Caterpillar Inc. and certain independent Caterpillar dealers	$8,224	$—

6

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

IronPlanet Holdings, Inc. succeeds IronPlanet, Inc. as the parent reporting company. IronPlanet, Inc. was incorporated in Delaware in January 1999. The Company’s principal business is the operation of a marketplace for the selling and buying of used equipment and other durable assets through its brands using online and other marketplace formats. The Company provides related services including physical inspection and valuation services. The Company has a broad global customer base, operating through its subsidiaries in the United States, Canada, the United Kingdom, Mexico and Ireland. The Company’s brands market to sellers and buyers of assets used in industries including construction, transportation, oil and gas, government dispositions, mining, agriculture, materials handling, and forestry.

2.	Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) regarding interim financial reporting, and include the accounts of the Company’s wholly-owned subsidiaries. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with GAAP have been condensed or omitted.

The consolidated balance sheet as of December 31, 2016 included herein was derived from the audited consolidated financial statements as of that date. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s audited financial statements for the year ended December 31, 2016.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements, and reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly the Company’s consolidated financial position, and the consolidated results of operations, comprehensive loss and cash flows for the interim periods presented, but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2017 or any other period.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to estimates and assumptions include revenue and seller guarantees; the allowances for doubtful accounts and collapsed sales, the valuation of customer equity incentives; purchase price allocations; the carrying amounts of goodwill, long-lived assets, including definite-lived intangible assets; useful lives for depreciation and amortization; the valuation of stock options and convertible preferred stock warrants; deferred income taxes; and reserves for tax uncertainties and other contingencies.

7

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition and Auction Guarantees

The Company typically sells equipment or other assets on consignment from sellers and stimulates buyer interest through sales and marketing techniques in order to match sellers to buyers in its marketplace. Prior to offering an item for sale, the Company performs required inspections, title and lien searches, and make-ready activities to prepare the item for sale in the marketplace.

Marketplace revenue is primarily driven by seller commissions, fees charged to sellers for listing and inspecting equipment, and buyer transaction fees. The Company also generates revenue from related marketplace services including make-ready activities, logistics coordination, storage, private auction hosting, and asset appraisals. Revenue from related services is recognized when the service to be rendered has been completed. Revenue from seller commissions and fees for the sale of an item is recognized when the sale is complete, which is generally at the conclusion of the marketplace transaction between the seller and buyer. This occurs when a buyer has become legally obligated to pay the purchase price and buyer transaction fee for an asset for which the seller is obligated to relinquish the item for the sales price less seller commissions and listing fees. At this time, the Company has substantially performed what it must do to be entitled to the benefits represented by its commissions and fees. Following the sale of the item, the Company invoices the buyer for the purchase price of the asset, taxes, and the buyer transaction fee; collects payment from the buyer; and remits the proceeds, net of the seller commissions, listing fees, and taxes, to the seller. The Company notifies the seller when the buyer payment has been received in order to clear release of the equipment or other asset to the seller. These remaining service obligations are not viewed to be an essential part of the services provided by the Company. Sales taxes collected from buyers and remitted to governmental authorities are excluded from revenue in the Consolidated Statement of Operations.

Under the Company’s standard terms and conditions, it is not obligated to pay the seller for items in a marketplace sale in which the buyer has not paid for the purchased item. If the buyer defaults on its payment obligation, also referred to as a “collapsed sale,” the equipment or other assets may be returned to the seller or moved into a subsequent marketplace event. Revenue is recorded, net of a provision for collapsed sales, which is an estimate of sales that are expected to default based on the Company’s historical experience.

Revenue is reduced by a provision for disputes, which is an estimate of disputed items that are expected to be settled at a cost to the Company. Some disputes relate to settlements of discrepancies under the Company’s IronClad Assurance® program. The IronClad Assurance® equipment condition certification refers to a written inspection report which is provided to potential buyers that reflects the condition of a specific piece of equipment offered for sale, and includes ratings, comments, and photographs of the particular piece of equipment following inspection by one of the Company’s equipment inspectors. equipment condition certification provides that a buyer may file a written dispute claim during an eligible dispute period for consideration and resolution at the sole determination of the Company if the purchased equipment is not substantially in the condition represented in the inspection report. Typically disputes IronClad Assurance® under IronClad Assurance® are settled with minor repairs or additional services, such as washing or detailing the item; the estimated costs of such items or services are included in the disputes allowance. The disputes allowance also covers the costs of any other disputes or accommodations made with the Company’s buyers or sellers.

8

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the changes in the disputes allowance (in thousands):

	Three Months Ended March 31,
	2017	2016

Balance, beginning of period	$124	$126
Add: provision for disputes allowance	185	378
Less: dispute settlements	(213)	(397)
Balance, end of period	$96	$107

In certain situations, the Company offers to guarantee minimum sales proceeds to sellers on selected consignments of equipment (“guarantee contracts”). In these arrangements, the Company is obligated to pay the agreed-upon minimum amount if the consigned equipment sells for less than the minimum price. If actual proceeds are less than the guaranteed amount, the commission earned is reduced; if proceeds are sufficiently lower, the Company may incur a loss on the sale. If such consigned equipment sells above the minimum price, the Company may be entitled to a share of the excess proceeds as negotiated with the seller. The Company’s share of the excess, if any, is recorded in revenue together with the commission for guaranteed sales. Losses, if any, resulting from guarantee contracts are recorded within revenue in the period in which the relevant marketplace event was completed. However, if a loss relating to items under a guarantee contract in effect at a period end that will be sold after the period end, is known or is probable and estimable at the financial statement reporting date, such loss is accrued in the financial statements for that period. Where a loss is neither probable nor able to be reasonably estimated, the Company recognizes a liability based on the estimated stand-alone fair value of the guarantee. The liability for guarantee contracts is included in accrued liabilities within the Consolidated Balance Sheets.

Revenue also includes the fees earned, net of acquisition costs, from the sale of inventory. The Company may obtain inventory from time to time due to collapsed sales or other seller or buyer accommodations. For inventory sale contracts, the Company acquires title to assets to sell in an upcoming marketplace event. Such acquisition of equipment in advance of an auction is an ancillary component of the Company’s auction business. As the auction business is a net business, gross auction sales are not reported as revenue in the Consolidated Statements of Operations; rather, the net commission earned from sales is reported as revenue, which reflects the Company’s agency relationship between buyers and sellers of equipment. In general, the risks and rewards of ownership are not substantially different than the Company’s other guarantee contracts.

The Company’s customer equity incentives are considered to be sales incentives and are reported at their fair value as a reduction of revenue at the time that the customer has earned the incentive. The fair value is based on the fair value of the underlying equity security. See Note 3—“Business Combination.”

9

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash

Restricted cash balance of $3.0 million as of March 31, 2017 and December 31, 2016 was held in accounts owned by the Company in support of short-term stand-by letters of credit to provide seller security. From time to time, restricted cash can include auction proceeds owed to sellers in certain jurisdictions where such funds are required by law or contract to be maintained in segregated bank accounts. As of March 31, 2017 and December 31, 2016, there were no amounts held in such segregated accounts.

Accounts Receivable

Accounts receivable primarily consist of amounts owed by buyers for equipment sold in the Company’s marketplace, seller listing fees, buyer transaction fees, and other service fees. Accounts receivable payment terms vary. Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and collapsed sales.

The Company determines its allowance for doubtful accounts based on known troubled accounts, the aging of the accounts, and historical experiences of losses incurred. Changes to the allowance for doubtful accounts are recorded in general and administrative expenses, and uncollectible account write- offs are charged against the allowance for doubtful accounts.

The following table presents the changes in the allowance for doubtful accounts (in thousands):

	Three Months Ended March 31,
	2016	2016

Balance, beginning of period	$56	$353
Add: provision for doubtful accounts	35	161
Less: write-offs, net of recoveries and other adjustments	(2)	(175)
Balance, end of period	$89	$339

Capitalized Software Development Costs

The Company capitalizes and includes in property and equipment the direct costs related to the development of the Company’s technology platform when the original code is enhanced to provide new functionality or features. The Company begins amortizing capitalized software development costs when the software is substantially complete and ready for its intended use. For the three months ended March 31, 2017 and 2016, the Company capitalized $0.3 million and $0.5 million, respectively, primarily related to payroll and payroll-related costs and outside services. Such costs are amortized over the estimated useful life of the asset. All other development costs are expensed as incurred and are included in technology expenses.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. There is a three-tier fair value hierarchy, which prioritizes the inputs to valuation methodologies used to measure fair value.

10

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included in Level 1 inputs, such as quoted prices for similar assets and liabilities in markets that are not active or other inputs that are observable or could be corroborated by observable market data.

Level 3: Unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The carrying value of cash, restricted cash, accounts receivable, amounts receivable from stockholders, seller advances, marketplace payables, accounts payable, and other accruals readily settled in cash approximate fair value because of the short-term nature of the instruments. The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value. The carrying value of the Company’s interest rate swap is its fair value. The fair value of the swap is determined using Level 2 inputs and based on a valuation by a third-party firm.

Customer equity incentives payable for equity incentives earned but not yet fixed as well as the liability related to warrants for the purchase of convertible preferred stock are carried at fair value. In addition, the Company estimated the fair value of the Series E convertible preferred stock issued as consideration for its acquisition of Associated Auction Services, LLC in April 2015 and as part of the Series E convertible preferred stock purchase program following the closing of the acquisition (see Note 3—“Business Combination”).

The valuation analysis of these items estimated the enterprise value of the Company using the income approach, based on discounted cash flows, as of the valuation date, and the market approach, using the market multiple approach. The analysis considered the Company’s historical and prospective financial results as well as then current trends in the capital markets. Key assumptions for the income approach included revenue growth rates and general economic conditions. The discount rate used in the valuation reflected the risks associated with achieving the projected financial results. The market approach included market inputs using comparable companies from a representative peer group selected based on industry and market capitalization data.

The values derived by the methodologies above are then analyzed using a probability-weighted expected return method, which estimates equity value based upon an analysis of various future outcomes, such as an initial public offering (“IPO”), merger or sale, and staying private. The enterprise value of the Company is then allocated to the different classes of securities.

11

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The allocated value is based upon the probability-weighted present values of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the rights of each security class. The value of each series of warrants is based on the preferred warrant holder maximizing their economic value in each scenario based on their specific rights and preferences by either maintaining their liquidation preference or converting to common stock. The analysis then assumes a cashless exercise and estimates the net value for the warrant holder at the future date. This value is then adjusted to the present value using the same discount rate used in the income approach.

Significant Level 3 inputs include the probabilities associated with the future outcomes, the periods of time a liquidity event will be achieved, revenue growth rates and discount rates consistent with the level of risk and economy in general. Changes in these Level 3 inputs could have a significant impact on the fair value of the resulting fair value measurements.

For the valuation as of March 31, 2016, the aggregate probability of an IPO on that date was 60%, with time to IPO ranging from 3 months to 15 months. The aggregate probability of sale or merger was 30%, with time to transaction ranging from 6 months to 15 months. The probability of staying private was 10%. The discount rate used in the valuation was 20%.

For the valuations as of December 31, 2016 and March 31, 2017, the market approach is based on the terms of the merger agreement with Ritchie Bros. Auctioneers Incorporated (“RBA”). (See Note 17—”Merger with Ritchie Bros. Auctioneers Incorporated”). For the valuation as of December 31, 2016, the aggregate probability of sale or merger was 90%, with time to transaction ranging from 4 months to 6 months. The aggregate probability of IPO or staying private was 10%. For the valuation as of March 31, 2017, the aggregate probability of sale or merger was 80%, with time to transaction ranging from 2 to 3 months. The aggregate probability of IPO or staying private was 20%. The discount rate used in the December 31, 2016 and March 31, 2017 valuations was 20%.

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1, Level 2, or Level 3 for any of the periods presented.

Recently Issued Accounting Standards

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, the determination of forfeiture rates, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2016 and 2017 for public and nonpublic companies, respectively. Early adoption is permitted and the Company has elected to adopt the provisions effective January 1, 2017. As a result of the adoption, the Company recognized approximately $3.5 million of deferred tax assets from excess deductions from the exercise of stock options. There is also a corresponding increase in the Company’s valuation allowance against its deferred tax assets.

12

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Business Combination

In connection with the Cat Auction Services acquisition in April 2015, the Company entered into several agreements with Caterpillar Inc., and certain independent Cat dealers. The acquisition agreement with Cat Auction Services contained incentive-based elements and standard contracting terms that were made available to Caterpillar Inc. and its operating subsidiaries and current and future Cat dealers worldwide. These elements include: (1) an opportunity to earn Company common stock through selling equipment, measured in gross merchandise volume (GMV), in the Company’s marketplace (the “Earnout”); (2) a Series E convertible preferred stock purchase program; (3) and negotiated master contract terms for marketplace sales by these parties.

Earnout

The acquisition agreement contains a provision whereby the Earnout is payable to Caterpillar Inc. together with its operating subsidiaries, (“Caterpillar”), and certain independent Cat dealers, through their respective representatives, in exchange for specified levels of GMV sold in the Company’s marketplace. Specifically, for each $1.0 million of GMV generated in the Company’s marketplace that is attributable to these parties in a single Earnout period (prorated for amounts less than $1.0 million), a number of shares of the Company’s common stock, as determined by a formula based on the period-ending level of common stock equivalents and certain awards outstanding, will be issued to them. The applicable Earnout periods include GMV from Caterpillar and certain independent Cat dealers from: (1) February 1, 2015 through December 31, 2015, (2) January 1, 2016 through June 30, 2016, and (3) July 1, 2016 through December 31, 2016. The shares earned in a given Earnout period are issued following the close of such Earnout period. There are maximum amounts that can be earned in a single period, and any shortfall on earned shares from the maximum can roll over and increase the maximum in subsequent periods. In the event of the completion of an IPO or acquisition of the Company prior to December 31, 2016, the remaining maximum amounts of the Earnout for any period becomes payable in full with the exception the remaining maximum amount attributable to a prior Earnout period in which 50% of the applicable maximum amount had not been earned.

The Earnout is not earned solely by former owners of Cat Auction Services, but may also be earned by a broader group of certain independent Cat dealers. Accordingly, the Earnout has not been accounted for as an element of contingent consideration to be paid for the purchase of Cat Auction Services. The Company accounts for the Earnout as equity consideration provided by a vendor to a customer as incentive to use the Company’s marketplace. The Company has reduced its revenue for the fair value of the equity instruments earned in each applicable period, which is included in customer equity incentives in the Consolidated Statement of Operations. The initial measurement date for the fair value of the stock earned is the date at which the eligible item is sold in the marketplace event and revenue is recognized related to the GMV provided. This amount is based on estimates that include the fair value of the Company’s shares and an estimate of the equity base at the end of the applicable Earnout period that would apply to determine the number of shares earned per $1.0 million of GMV.

Prior to the end of the applicable earnout period, the value of the shares earned but not yet issued are shown on the Consolidated Balance Sheets as customer equity incentives payable within current liabilities. As discussed in Note 2—“Summary of Significant Accounting Policies—Fair Value of Financial Instruments,” the customer equity incentives payable is carried at its fair value and changes in the fair value during the Earnout period, if any, are included in customer equity incentives in the Consolidated Statement of Operations. At the end of the applicable Earnout period, the value of the shares earned is fixed, and the value of shares earned but not yet issued is shown as unissued customer equity incentive shares within stockholders’ deficit on the Consolidated Balance Sheets. For the first Earnout period, which ended on December 31, 2015, 2,741,258 shares of the Company’s common stock were earned by Caterpillar and certain independent Cat dealers and issued on April 1, 2016. For the second earnout period, which ended on June 30, 2016, 2,367,044 shares were earned and issued on August 12, 2016. For the third and final earnout period that ended December 31, 2016, 1,359,394 were earned by Caterpillar and certain independent Cat dealers. These shares were issued on March 28, 2017.

13

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Stock purchase program

The Cat Auction Services acquisition agreement provided that Caterpillar and eligible independent Cat dealers could purchase shares of Series E convertible preferred stock of the Company following the closing of the Cat Auction Services acquisition agreement. Independent Cat dealers were eligible to purchase up to 10,000,000 shares of Series E convertible preferred stock of the Company at a discount to the then current fair market value from April 1, 2015 through April 1, 2016. Caterpillar and independent Cat dealers were also eligible to purchase up to an additional 10,000,000 shares of Series E convertible preferred stock of the Company at the then-current fair market value from April 1, 2015 through October 1, 2016. This purchase right would terminate upon the earlier of a specified date or certain events associated with an IPO or change in control transaction after notification is provided 30 days in advance of such termination. On July 1, 2016, the Company gave notice that this purchase right would terminate on July 31, 2016.

From January 1, 2016 through March 31, 2016, 349,644 shares of Series E convertible preferred stock were purchased under this program, resulting in $1.1 million of proceeds to the Company. The associated discount on those shares totaled $0.4 million for the three months ended March 31, 2016. The Company accounted for the value of the discount as equity consideration provided by a vendor to a customer, which is included in customer equity incentives in the Consolidated Statement of Operations. The measurement of the discount is based on the fair value of the shares compared to the purchase price at the time the shares were issued.

Standard contract terms

The Cat Auction Services acquisition agreement provided negotiated master contractual terms for independent Cat dealers who invested through the stock purchase program or who were former owners of Cat Auction Services or stockholders of IronPlanet, Inc. These terms include a fixed straight commission and listing fee rates in addition to the provision of certain marketplace data.

14

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Geographic Information

The Company's geographic information as determined by the revenue and location was as follows (in thousands):

	Three Month Ended March 31,
	2017	2016

Gross revenue
United States	$28,357	$34,236
All other	1,688	2,918
Total gross revenue	$30,045	$37,154
Customer equity incentives
United States	$—	$5,606
All other	—	689
Total customer equity incentives	$—	$6,295
Total revenue
United States	$28,357	$28,630
All other	1,688	2,229
Total revenue	$30,045	$30,859

	March 31, 2017	December 31, 2016

Long-lived assets
United States	$87,255	$88,814
All other	143	160
Total long-lived assets	$87,398	$88,974

Revenue is generally attributed to the legal entity running the marketplace event, which may differ from the individual seller’s or buyer’s location. Long-lived assets include property and equipment, goodwill, and intangible assets.

15

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Gross Revenue

Gross revenue consisted of the following (in thousands):

	Three Months Ended March 31,
	2017	2016

Marketplace revenue	$29,006	$36,606
Services and other revenue	1,039	548
Gross revenue	$30,045	$37,154

Net fee revenue on inventory sales included in marketplace revenue was as follows:

	Three Months Ended March 31,
	2017	2016

Sale proceeds	$20,045	$32,794
Cost of purchased equipment	17,545	28,981
Net fee revenue	$2,500	$3,813

6.	Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31,	December 31,
	2017	2016

Value-added tax receivables	$2,136	2,206
Prepaid expenses	1,333	1,571
Mascus proceeds in escrow	162	160
Other	54	55
Total prepaid expenses and other current assets	$3,685	$3,992

16

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Value-added tax (“VAT”) receivables consist of amounts due from local country tax authorities and primarily arise in situations where buyers are exempt from paying VAT. In these situations, the Company first remits VAT to its sellers and subsequently files tax returns to claim refunds for the amounts remitted. Refunds are received as the tax returns and related claims are filed and accepted by the respective local tax authority.

The Company’s had a minority interest in Mascus International Holding B.V. (“Mascus”). In 2015, Mascus’ other shareholders began negotiations for the sale of Mascus, which was subsequently completed in the first quarter of 2016, receiving proceeds of Euro 1.0 million ($1.2 million) with the balance of approximately €152,000 placed in escrow. The funds in escrow will be released in 2017.

Property and Equipment, Net

Property and equipment, which includes software developed for internal use, consisted of the following (in thousands):

	March 31,	December 31,
	2017	2016

Website application and infrastructure cost	$7,531	$6,585
Computer equipment and software	6,206	6,754
Furniture and fixtures	1,634	1,641
Leasehold improvements	143	143
Vehicles	1,223	1,243
Land	371	371
Total property and equipment	17,108	16,739
Accumulated depreciation	(11,011)	(10,378)
Total property and equipment, net	$6,097	$6,359

Depreciation and amortization expense relating to property and equipment was $0.6 million and $0.5 million for the three months ended March 31, 2017 and 2016, respectively.

17

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Deposits and Other Assets

Deposits and other assets consisted of the following (in thousands):

	March 31,	December 31,
	2017	2016

Deposits	695	696
Interest rate swap	48	25
Notes receivable	29	35
Total deposits and other assets	$772	$756

Accrued Liabilities

The following table presents the components of accrued liabilities (in thousands):

	March 31,	December 31,
	2017	2016

Payroll and related	$3,931	$4,874
Sales and other taxes	2,321	1,635
Accrued professional expenses	4,371	1,706
Auction guarantees	1,055	304
Disputes allowance	96	124
All other	2,998	3,934
Total accrued liabilities	$14,772	$12,577

18

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7.	Goodwill and Intangible Assets

The following table presents the components of intangible assets, net as of March 31, 2017 (in thousands):

	Cost	Accumulated Amortization	Carrying value

Customer relationships	$31,230	$9,204	$22,026
Existing technology	2,312	2,195	117
Trade name	4,820	1,510	3,310
Non-compete agreements	1,730	900	830
Total intangible assets, net	$40,092	$13,809	$26,283

The following table presents the components of intangible assets, net as of December 31, 2016 (in thousands):

	Cost	Accumulated Amortization	Carrying value

Customer relationships	$31,230	$8,171	$23,059
Existing technology	2,312	2,163	149
Trade name	4,820	1,346	3,474
Non-compete agreements	1,730	815	915
Total intangible assets, net	$40,092	$12,495	$27,597

Amortization expense was $1.3 million and $1.7 million for the three months ended March 31, 2017 and 2016, respectively.

The estimated aggregate amortization expense for each of the five succeeding years and thereafter is as follows (in thousands):

2017 remainder	$3,942
2018	5,098
2019	4,956
2020	4,803
2021	4,324
Thereafter	3,160
Total	$26,283

19

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	Debt

2015 Facility

On September 16, 2015 the Company repaid its previous credit facility with the proceeds of a new credit facility (the “2015 Credit Facility”). The 2015 Credit Facility is a bank syndicated senior secured credit facility with SunTrust Bank as administrative agent for itself and the other lenders consisting of a $15.0 million revolving credit facility and a $40.0 million term loan (the “2015 Term Loan”). This new facility reduced the Company’s borrowing costs and extended the maturity of its principal bank credit facility to September 16, 2020. The debt was recorded net of deferred debt issuance costs of approximately $1.5 million, which are being amortized using the effective interest rate method. As of March 31, 2017, there were $36.0 million of term loans outstanding and no borrowings under the revolving credit facility. The weighted-average interest rate of debt outstanding as of March 31, 2017 was 6.10%, on a quarterly annual equivalent basis, including the effect of amortization of deferred debt issuance costs.

The components of the carrying value of debt as of March 31, 2017 are as follows (in thousands):

	Current portion	Long-term debt	Total

2015 Credit Facility	$4,000	$32,000	$36,000
Less: unamortized debt issuance costs	28	906	934
Net carrying value of debt	$3,972	$31,094	35,066

The components of the carrying value of debt as of December 31, 2016 are as follows (in thousands):

	Current portion	Long-term debt	Total

2015 Credit Facility	$4,000	$33,000	$37,000
Other	—	—	—
Less: unamortized debt issuance costs	28	992	1,020
Net carrying value of debt	$3,972	$32,008	$35,980

The 2015 Credit Facility is secured by domestic receivables, domestic inventories, certain domestic equipment, general intangibles, 100% of the stock in domestic subsidiaries, and 65% of the stock of certain foreign subsidiaries and other assets. Borrowings under the 2015 Credit Facility bear interest at an index based on LIBOR or, at the option of the Company, the base rate (the “Base Rate”) which is generally the agent’s prime interest rate plus an incremental borrowing spread. The incremental borrowing spread is determined by the Company’s leverage ratio and ranges from 3.5% to 4.0% for LIBOR-based loans and 2.5% to 3.0% for Base Rate loans. The borrowing spread over LIBOR was set at 3.75% and 4.0% as of March 31, 2017 and 2016 respectively. Commitment fees were set at 0.375% and 0.50% as of March 31, 2017 and 2016, respectively.

20

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The 2015 Credit Facility contains customary covenants restricting the Company’s activities, including limitations on the Company’s ability to sell assets, engage in mergers and acquisitions, enter into operating leases or capital leases, enter into transactions involving related parties, obtain derivatives or letters of credit, incur indebtedness or grant liens or negative pledges on its assets, make loans or make other investments. Under these covenants, the Company is prohibited from paying dividends with respect to its capital stock.

The 2015 Credit Facility also contains financial covenants that the Company must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios. The permitted maximum leverage ratio declines over time and was 3.00 as of December 31, 2016, declining to 2.50 as of December 31, 2017. The fixed charge coverage ratio is set at 1.25 over the life of the facility. The facility may be prepaid in whole or in part without penalty.

As of March 20, 2017, the Company amended the 2015 Credit Facility to increase the leverage ratio to 3.75 from 3.00 for the quarter ending March 31, 2017 and to 3.25 from 2.75 for the quarter ending June 30, 2017. Additionally, expenses incurred related to the merger with RBA will be excluded from covenant calculations through June 30, 2017 (see Note 17 “Merger with Ritchie Bros. Auctioneers Incorporated”). The Company was in compliance with all covenants as of March 31, 2017.

The 2015 Term Loan amortizes in equal quarterly installments based on an annual amortization rate of 5.0%, 10.0%, 10.0%, 12.5%, and 15.0% beginning in 2015, with the balance payable on the maturity date thereof. In addition, borrowing under the 2015 Term Loan is required to be repaid with certain mandatory cash flows. These additional payments from mandatory cash flows include excess cash flows, as defined and subject to certain exclusions, as well as net cash proceeds from all non-ordinary course asset sales or other dispositions of property, subject to exceptions for reinvestment. The Company does not expect to be required to make any additional payments in 2017.

The table below shows the scheduled amortization of the 2015 Term Loan (in thousands):

2017 remainder	$3,000
2018	4,250
2019	5,250
2020	23,500
Total	$36,000

9.	Interest Rate Swap

The Company entered into an interest rate swap in November 2015 to manage interest rate risk exposure on its floating rate debt. The interest rate swap agreement utilized by the Company effectively modifies a portion of the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt exposure to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense and cash flows. The effective date of the swap was December 31, 2015 with a termination date of September 30, 2018. The initial notional principal on the swap is $19.75 million, which was half of the then outstanding principal on the 2015 Term Loan. The swap amortizes by $250,000 for each of the first three quarters and by $0.5 million thereafter. The Company pays a fixed rate of 1.277% on the notional amount, calculated on an actual/360 day count basis, on the last day of every quarter commencing March 31, 2016 up to and including September 30, 2018, in exchange for receiving an interest rate equal to the 3-month-LIBOR for the same period. Amounts are settled on a net basis.

21

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2017 and December 31, 2016, the fair value of the swap was approximately $48,000 and $25,000, respectively, which is included in deposits and other assets, none of which is expected to be reclassified into earnings over the next twelve-month period.

10.	Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items arising in that quarter. In each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, the Company makes a cumulative adjustment in that quarter.

The Company’s provision for income taxes and effective tax rates were as follows:

	Three Months Ended March 31,
	2017	2016

Provision for income taxes (benefit)	$(226)	$103
Income (loss) before income taxes	(3,509)	(741)
Effective tax rate	6%	(14)%

The Company’s effective tax rates and income tax provisions for the three months ended March 31, 2017 and 2016 were primarily attributable to recording a full non-cash valuation allowance against its foreign and domestic deferred tax assets during those periods. The Company maintained a full valuation allowance against its foreign and domestic deferred tax assets as of December 31, 2016 and March 31, 2017. The Company will continue to evaluate all evidence in all jurisdictions in future periods to determine if a change in valuation allowance against its deferred tax assets is warranted. Any changes to the Company’s valuation allowance will affect its effective tax rate, but will not affect the amount of cash paid for income taxes in the foreseeable future.

22

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.	Convertible Preferred Stock and Warrants

Convertible Preferred Stock

 The Company’s convertible preferred stock at December 31, 2016 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference

Series A	16,746,220	16,746,220	$7,936	$10,969
Series A-1	5,004,988	5,000,900	3,061	2,501
Series B	12,395,329	12,395,329	37,323	37,186
Series C	1,533,333	900,000	3,946	4,000
Series D	10,590,751	9,434,929	20,572	20,662
Series E	40,000,000	22,431,398	70,686	38,219
Total	86,270,621	66,908,776	$143,524	$113,537

There has been no change in the convertible preferred shares outstanding since December 31, 2016.

On March 31, 2016, the Company issued 349,644 shares of Series E convertible preferred stock to certain independent Cat dealers who exercised their rights to purchase shares of Series E convertible preferred stock pursuant to the purchase right described in Note 3—“Business Combination”, resulting in $1.1 million of proceeds to the Company. The associated discount on those shares totaled $0.4 million for the three months ended March 31, 2016. The share purchase program was terminated on July 31, 2016.

Under the Company’s Certificate of Incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

Dividends

Series D and Series E preferred stockholders are entitled to noncumulative dividends prior to any dividend on the Series A, Series A-1, Series B, and Series C preferred stock or common stock. The Series D preferred stockholders are entitled to noncumulative dividends of $0.18 per share and the Series E preferred stockholders are entitled to noncumulative dividends of 8% of the original per share purchase price. The Series A, Series B, and Series C preferred stockholders are entitled to noncumulative dividends of $0.05, $0.24 and $0.32 per share, respectively, prior to any dividend on the Series A-1 preferred stock or common stock. Series A-1 preferred stockholders are entitled to receive noncumulative dividends of $0.04 per share. Additionally, each series of preferred stock entitles holders to participate in any dividends paid to common shareholders.

Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends were declared during any of the periods presented.

23

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Conversion

Each share of convertible preferred stock is, at the option of the holder, convertible into one share of common stock. The outstanding shares of convertible preferred stock automatically convert into shares of common stock on the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, in which the Company receives at least $20.0 million in net proceeds and the offering price per share is at least $6.00, as adjusted for stock splits, dividends, reclassification and the like, or upon written consent of holders of a majority of the convertible preferred stock.

Liquidation Preference

Series D and Series E have preference upon liquidation. Series D preferred stockholders are entitled to receive an amount per share of $2.19 plus any declared but unpaid dividends. Series E preferred stockholders are entitled to receive the original amount paid per share plus any declared and unpaid dividends. As of December 31, 2016, Series E preferred stockholders have a weighted-average liquidation preference of $1.70 per share.

After the distribution to Series D and Series E stockholders, if any assets remain in the Company, Series A, Series B and Series C preferred stockholders are entitled to receive, upon liquidation, an amount per share of $0.655, $3.00, and the amount paid per share, respectively, at an equal rate, plus any declared and unpaid dividends. As of December 31, 2016, Series C preferred stockholders have been paid an average of $4.44 per share.

After the distribution to Series A, Series B, Series C, and Series D preferred stockholders, Series A-1 preferred stockholders are entitled to receive an amount equal to $0.50 per share, plus any declared but unpaid dividends. Thereafter, any remaining assets shall be distributed pro rata to the common stockholders.

Voting

Each holder of Series A, Series B, Series C, Series D, and Series E convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred shares are convertible and have voting rights and powers equal to the voting rights and powers of the common stock. The holders of Series A-1 convertible preferred stock do not have voting rights. So long as at least 500,000 shares of Series D remain outstanding, as adjusted for stock splits, dividends, reclassification and the like, the holders of Series D convertible preferred stock, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors. So long as at least 500,000 shares of Series E remain outstanding, as adjusted for stock splits, dividends, reclassification and the like, the holders of Series E convertible preferred stock, voting as a separate class, are entitled to elect two members of the Board of Directors. The remaining board of director members are elected by the holders of the voting preferred (on an as converted basis) and the voting common stock, voting together as a single class.

24

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The change in the value of the warrant liability for the three months ended March 31, 2017 and 2016 is summarized below (in thousands):

	Series A	Series C	Series D	Total

Balance at December 31, 2016	$100	$313	$4,912	$5,325
Change in fair value	4	14	231	249
Balance at March 31, 2017	$104	$327	$5,143	$5,574

	Series A	Series C	Series D	Total

Balance at December 31, 2015	$45	$47	$2,080	$2,172
Change in fair value	3	6	174	183
Balance at March 31, 2016	$48	$53	$2,254	$2,355

There has been no change in the number of outstanding warrants since December 31, 2015.

12.	Stock Option Plans

In April 2015, the Board of Directors and stockholders approved the 2015 equity incentive plan (the “2015 Stock Plan”), effective April 22, 2015, covering options and restricted stock that may be granted to employees, directors and consultants of the Company. Any options under the 1999 Stock Plan that expire or otherwise terminate will revert to the 2015 Stock Plan and again become available for issuance. As of March 31, 2017, the number of shares granted and available for future grants under the 2015 Stock Plan totaled 15,887,004.

25

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Compensation Awards

Activity under the Company’s stock option plans is set forth below:

		Options Outstanding
	Options Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
					(in thousands)
Balances at December 31, 2016	429,518	15,504,047	2.69	6.8	$52,161
Options authorized	—	—
Options granted	—	—
Options exercised	—	(46,561)	1.67		$204
Options forfeited	241,653	(241,653)	3.10
Options expired	13,832	(13,832)	2.65
Balances at March 31, 2017	685,003	15,202,001	2.68	6.5	$58,038
Options exercisable – March 31, 2017		9,596,796	2.43	5.4	$39,063
Options vested and expected to vest – March 31, 2017		14,323,582	2.66	6.4	$54,988

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors, as of December 31, 2016 and March 31, 2017.

At March 31, 2017, the unrecognized compensation expense with respect to options granted to employees was $5.6 million and is expected to be recognized over 3.0 years.

The options granted in the three months ended March 31, 2016 had a weighted-average per share grant-date fair value $1.38. No options were granted during the three months ended March 31, 2017.

26

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Valuation assumptions

The Company estimated the fair value of employee stock options using the Black-Scholes valuation model. Each of the inputs in the model requires significant judgment. The fair value of employee stock options is being recognized on a straight-line basis over the requisite service period of the awards.

No options were granted to employees during the three months ended March 31, 2017. The fair value of employee stock options granted during the three months ended March 31, 2016 was estimated using the following assumptions:

	Three Months Ended,
	2017	2016
Expected volatility	N/A	40%
Risk-free interest rate	N/A	1.43 – 1.44%
Expected term (in years)	N/A	6
Dividend yield	N/A	—%

Total stock-based compensation expense recognized was as follows (in thousands):

	Three Months Ended March 31,
	2017	2016

Cost of revenue	$86	$95
Sales and marketing	123	123
Technology	26	50
General and administrative	1,019	316
Total stock-based compensation expense	$1,254	$584

27

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.	Fair value disclosure

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of March 31, 2017 (in thousands):

	Level 1	Level 2	Level 3	Total

Assets:
Restricted cash	$3,000	$—	$—	$3,000
Interest rate swap	—	48	—	48
Total assets to be measured at fair value	$3,000	$48	$—	$3,048

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$5,574	$5,574
Total liabilities to be measured at fair value	$—	$—	$5,574	$5,574

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2016 (in thousands):

	Level 1	Level 2	Level 3	Total

Assets:
Restricted cash	$3,000	$—	$—	$3,000
Interest rate swap	—	25	—	25
Total assets to be measured at fair value	$3,000	$25	$—	$3,025

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$5,325	$5,325
Total liabilities to be measured at fair value	$—	$—	$5,325	$5,325

As the 2015 Term Loan is subject to variable rate resets, the fair value was estimated to be equal to its carrying value, excluding unamortized debt issuance costs.

28

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	Commitments and Contingencies

Legal Proceedings

In January 2015, Cat Auction Services, which is now a wholly-owned entity of the Company (see Note 3—“Business Combination”), was served with a summons and complaint in the U.S. District Court for the District of Delaware in the matter of International Construction Products LLC v. Caterpillar Inc., et al., D. Del. Case No. 1: 15-cv-00 The lawsuit alleges generally that certain heavy equipment manufacturers have conspired to keep new competitors out of the market and have charged prices above competitive levels. The lawsuit alleges that the Company’s acquisition of Cat Auction Services is harmful to competition in the heavy construction equipment market and seeks injunctive relief in the form of an unwinding of the acquisition. Following the completion of the acquisition in April 2015, Cat Auction Services became the Company’s wholly owned subsidiary and the Company assumed the defense. In October 2015, the court heard motions to dismiss plaintiff’s claims, and on January 21, 2016 the court dismissed all claims against the defendants. In particular, the claims against Cat Auction Services were dismissed with prejudice. On February 4, 2016, the plaintiff filed a Motion for Reconsideration, an Amended Complaint, and a proposed Second Amended Complaint, all in an attempt to revive the allegations that were dismissed. The defendants responded to these new pleadings with a second motion to dismiss and an opposition to reconsideration. As to Cat Auction Services, the response was that reconsideration should be denied because the current allegations are very similar to those previously and correctly dismissed at the Company’s request. On August 22, 2016, the court denied the plaintiff’s Motion for Reconsideration and Leave to Amend with respect to its unlawful merger claims against Cat Auction Services. However, the court was unclear as to the dismissal of state law antitrust claims against Cat Auctions Services and denied clarification of its Order. As a result, while the Company does not believe that any state law claims apply to it, it is not dismissed completely from the case and will be required to comply with discovery requests. The Company believes the lawsuit is without merit and intends to defend it vigorously.

Guarantee Agreements

As of March 31, 2017 and December 31, 2016, outstanding guarantees for minimum sale proceeds to sellers under contracts for future marketplace sales totaled $41.0 million and $21.3 million, respectively (undiscounted and before estimated proceeds from the sale in the marketplace). The weighted-average tenor of these auctions guarantees were 167 days and 292 days, as of March 31, 2017 and December 31, 2016, respectively. In accordance with the Company’s revenue recognition policy for guarantee contracts described in Note 2— “Summary of Significant Accounting Policies—Revenue Recognition and Auction Guarantees,” the Company has evaluated losses on unsold pieces of equipment as of March 31, 2017 and December 31, 2016. The total liability for guarantees was $1.1 million and $0.7 million as of March 31, 2017 and December 31, 2016, respectively. A loss contingency of approximately $36,000 and $178,000 was recorded for the three months ended March 31, 2017 and 2016, respectively.

29

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15.	Related-Party Transactions

Transactions with Caterpillar

Caterpillar has an equity ownership in the Company of 15% as of March 31, 2017. An executive of Caterpillar was a member of the Company’s Board of Directors from April 2015 through May 2016.

Caterpillar is one of the Company’s preferred providers and sellers of equipment in the Company’s marketplace. The Company’s preferred provider agreement with Caterpillar reflects the high volume of business that Caterpillar has conducted with the Company, and is similar to other preferred provider agreements with unrelated parties in that they provide for seller commission rates that are more favorable than the Company’s standard commission rates and the waiver of certain fees for equipment that Caterpillar sells through the Company’s marketplace.

During the three months ended March 31, 2017 and 2016, the Company recorded revenue from Caterpillar totaling $0.5 million and $0.7 million, respectively. Amounts owed by Caterpillar for billings of marketplace related services as of March 31, 2017 and December 31, 2016 were $1.2 million and $0.0 million, respectively. Amounts owed to Caterpillar related to auction activity as of March 31, 2017 and December 31, 2016 were $0.0 million and $0.6 million, respectively. Cost of revenue is not tracked on a per item or on a per customer basis for equipment sold in the Company’s marketplace as these costs are generally consistent across the Company’s customer base. The Company has no reasonable basis for tracking costs separately for such equipment. Accordingly, the Company has not separately disclosed related party cost of revenue in its Consolidated Statements of Operations.

Transactions with Ring Power Corporation

Ring Power Corporation (“Ring Power”) has an equity ownership in the Company of 4% as of March 31, 2017. An executive with Ring Power became a member of the Company’s Board of Directors in May 2016, at which time the Company determined Ring Power to be a related party. During three months ended March 31, 2017 and 2016, the Company recorded revenue from Ring Power totaling of $0.2 million and $1.4 million, respectively. Amounts due from Ring Power for billings of marketplace related services were approximately $3,000 and $2,000 at March 31, 2017 and at December 31, 2016, respectively. Amounts owed to Ring Power related to auction activity as of March 31, 2017 and December 31, 2016 were approximately $0 and $8,000, respectively.

Transactions Involving Chief Executive Officer

The Company uses its Chief Executive Officer’s personally owned hunting property for sales and marketing meetings and entertaining customers. The total fees billed to the Company for use of the property during the three months ended March 31, 2017 and 2016 were $45,410 and $92,000, respectively. Amounts due to the Chief Executive Officer as of March 31, 2017 and December 31, 2016 were $0 and $41,000, respectively.

30

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Credit Risk and Customer Concentration

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of demand deposit accounts, certificates of deposit, trade accounts receivable and hedging instruments.

The Company provides its services on a credit basis. Accounts receivable are recorded when billed, advanced, or accrued and represent claims against third parties that will be settled in cash. The Company has mitigated credit risk because buyers are generally required to pay for the purchased items in advance of release of such items.

No one customer accounted for 10% or more of accounts receivable as of March 31, 2016 or as of March 31, 2017. One customer accounted for 10% or more of the accounts receivable as of December 31, 2016. No one customer accounted for more than 10% of revenue for the three months ended March 31, 2017. One customer accounted for 10% or more of revenue for the three months ended March 31, 2016.

The Company’s customers include Caterpillar and certain independent Cat dealers. These Cat dealers are independently owned and managed organizations; however, as discussed in Note 3— “Business Combinations,” since April 2015, the Company has current customer incentives in place and standard marketplace contract terms that apply to Caterpillar and certain of those independent Cat dealers who are customers of the Company. Gross revenue from Caterpillar and certain of its independent Cat dealers as $2.6 million for the three months ended March 31, 2017.

The Company’s cash is deposited in financial institutions. However, deposits may exceed federally insured limits. Accordingly, there may be a risk that the Company will not recover the full principal of its deposits or that liquidity may be diminished.

17.	Merger with Ritchie Bros. Auctioneers Incorporated

On August 29, 2016, RBA and the Company jointly announced that they entered into an agreement under which RBA would acquire the Company for approximately $758.5 million, subject to customary closing adjustments. Under the terms of the transaction, RBA would acquire 100% of the equity of the Company for approximately $740.0 million in cash and would assume unvested equity interests in the Company, subject to adjustment, bringing the total transaction consideration to approximately $758.5 million. The consummation of the sale was subject to certain conditions, including, among others, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements, Act of 1976, CFIUS (Committee on Foreign Investment in the United States) approval; receipt of all other material governmental and third party consents, authorizations and approvals; no occurrence of a Material Adverse Change (as defined in the merger agreement), and certain other customary closing conditions. On May 31, 2017 RBA and the Company announced the closing of the transaction.

31

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	Subsequent Events

Subsequent events have been evaluated through August 7, 2017.

32